Exhibit 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-952-4434

Moriah Shilton

Investor Relations

408-952-4356

Tessera Provides Update on Wireless ITC Action and Recent PTO Office Action

SAN JOSE, Calif. – Oct. 17, 2008 – Tessera Technologies, Inc. (NASDAQ: TSRA) today provided a status update on certain legal actions.

U.S. International Trade Commission (ITC) Wireless Action

The Administrative Law Judge (ALJ) in the U.S. International Trade Commission (ITC) action brought by Tessera against certain wireless manufacturers, Investigation No. 337-TA-605 (Wireless ITC action), has decided to extend to Dec. 1, 2008, the deadline for issuing his Initial Determination. Judge Essex cited the Court’s current caseload and responsibilities in other investigations, including numerous outstanding motions, as the reasons for the rescheduled deadline. The date for issuance of the Final Determination (the target completion date) in this investigation has been extended to April 3, 2009.

The respondents in the Wireless ITC action are Advanced Micro Devices, Freescale Semiconductor, Inc., Motorola, Inc., Qualcomm, Inc., Spansion, Inc., Spansion, LLC and ST Microelectronics N.V. Tessera is asserting infringement of two Tessera patents, U.S. Patent No. 6,433,419 (‘419) and U.S. Patent No. 5,852,326 (‘326), and is seeking an exclusion order barring import of infringing products that incorporate the patented technology.

U.S. Patent and Trademark Office (PTO)

The U.S. Patent and Trademark Office (PTO) on Oct. 15, 2008 issued a second office action in the ongoing ex parte reexamination of Tessera’s U.S. Patent No. 5,679,977 (the ‘977 patent), maintaining the prior rejections of the claims under reexamination. The patent relates to semiconductor packaging technologies used in a variety of applications. Tessera has until Nov. 10, 2008 to file its response with the PTO.

Tessera is not asserting the ‘977 patent in the Wireless ITC action, but is asserting the patent in two other investigations pending in the ITC, Investigation Number 337-TA-649 (the Subcon ITC Action) and Investigation Number 337-TA-630 (the DRAM ITC Action), as well as the company’s arbitration with Amkor Technology, Inc.

About Tessera

Tessera is a leading provider of miniaturization technologies for the electronics industry. The company licenses its innovations, as well as delivers products based on these innovations to promote the development of the supply chain infrastructure, thus enabling manufacturers to get the right product to market, at the right time. Tessera is headquartered in San Jose, California. For information call 1.408.894.0700 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, include more information about factors that could affect the company’s financial results.

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Tessera and the Tessera logo are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.